EXHIBIT 99.1

Valued Shareholders,

We are pleased to send you this letter to provide updates to shareholders of NightFood Holdings, Inc.

In late August, 2014, we secured a purchase order from GNC (NYSE:GNC), for approximately $26,000 of our nutrition bars.  This was our first of hopefully many purchase orders from a national retail chain.   Working with large retail chains brings some unique challenges in logistics, point of sale marketing, and the parsing of sell through data.  We are working with the team at GNC to develop employee awareness, ensure proper placement and merchandising of our product, and establish a sales base from which we hope to expand NightFood distribution to other locations in GNC’s 4,000-store network throughout the US.

On November 4, we filed our Form 10-Q with the SEC for the first quarter of our 2015 fiscal year ended September 30, 2014.  Our revenues for the three month period ended September 30, 2014 was $31,903 compared to $795 for the three month period ended September 30, 2013.  The majority of our revenue was derived from sales of NightFood bars to GNC. The balance of the revenue was from retail sales of NightFood bars direct to consumers via our website, direct response marketing campaigns, and Amazon.com through our “Fulfilled by Amazon” program.

We are engaged in discussions with several other major retail chains in the specialty nutrition space, as well as mass drug and national supermarket chains to establish national distribution for NightFood products.  Vendor paperwork has already been started with one of these retailers, and we anticipate our first purchase order from this particular retailer in the spring of 2015.

For a long-term goal, we are targeting to be in 30,000 chain-store locations by the end of 2015.  Assuming an average regular NightFood consumer consumes 18 bars per month, securing just one regular customer per retail store location, would equate to approximately 90,000 boxes per month and provide us a run rate of approximately $10 million in yearly revenues.  Similarly, as we grow, two customers per store location would deliver a run rate of approximately $20 million in yearly revenues. Although we are not guaranteeing we will reach any of these goals in the near future or at all, we provide these illustrations because it’s often difficult to imagine how a young company can quickly grow its revenue.  The numbers often feel too abstract and as a result, they can also seem unattainable.  That said, we are taking our product to the masses one customer at a time and providing each the service and information about our products to produce repeat customers for NightFood.

Our progress with FINRA for our trading symbol is ongoing.  Although we cannot provide specifics of the actual process, we are optimistic that we are nearing the end of this process.

We are excited for what lies ahead for us in 2015 and we look forward to taking this journey together with our shareholders. Thank you for your continuing support.

Sincerely,

Sean Folkson
CEO, NightFood, Inc.

This letter may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “may,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘approximates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘intends’’ and ‘‘hopes’’ and variations of such words and similar expressions are intended to identify such forward-looking statements. We have based these statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the acceptance of our products by retailers and end-users, commercialization risks, availability of financing and results of financing efforts, and general economic conditions. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC.